Exhibit 99.1

             Aspyra Reports Results of Operations for the
                  Second Quarter Ended June 30, 2007


    CALABASAS, Calif.--(BUSINESS WIRE)--Aug. 20, 2007--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the second quarter ended June 30, 2007.

    Sales were $2,650,657 for the second quarter, compared with sales of $3,217,821 for the comparable quarter ended June 30, 2006. The Company incurred a net loss of $893,656, or basic and diluted loss per share of $.08, for the quarter ended June 30, 2007, compared with a net loss of $1,064,180 or basic and diluted loss per share of $.11 for the comparable quarter ended June 30, 2006. Basic and diluted shares outstanding for each period were 10,787,150 and 9,614,200, respectively.

    Sales were $4,852,625 for the six months ended June 30, 2007, compared with sales of $5,919,896 for the six months ended June 30, 2006. The Company incurred a net loss of $2,208,913, or basic and diluted loss per share of $.20, for the six months ended June 30, 2007, compared with a net loss of $2,377,898, or basic and diluted loss per share of $.26, for the comparable six-month period ended June 30, 2006. Basic and diluted shares outstanding for each period were 10,785,817 and 9,051,800, respectively.

    Steven M. Besbeck stated, "The results of operations for the second fiscal quarter were an improvement over the comparable period even though we recognized less revenue associated with sales of clinical and diagnostic imaging systems. For the first half of this fiscal year we experienced slow contract signings as the marketplace adjusted to changes in the reimbursement for some imaging procedures as the result of the enactment of the Deficit Reduction Act (DRA) in the fourth quarter of 2006. However, we began to experience improved sales closings and new opportunities for potential sales late in our second quarter that is helping to build a larger pipeline of business."

    Aspyra is a global provider of Health Care Information Technology
(HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems
(CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today, August 20, 2007, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



                 Consolidated Statement of Operations

                        Second Quarter              Six Months
                        Ended June 30,            Ended June 30,
                       2007         2006         2007         2006
                    ----------   ----------   ----------   ----------

Net Sales          $ 2,650,657  $ 3,217,821  $ 4,852,625  $ 5,919,896
Net Loss           $  (893,656) $(1,064,180) $(2,208,913) $(2,377,898)
Net Loss per Share
 - Basic and
 Diluted           $     (0.08) $     (0.11) $     (0.20) $     (0.26)
Average Shares
 Outstanding -
 Basic and Diluted  10,787,150    9,614,200   10,785,817    9,051,800



    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, President and CEO
             818.880.6700 x8660